FCPT Announces Second Quarter 2025 Financial and Operating Results

MILL VALLEY, CA – July 29, 2025 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced financial results for the three and six months ended June 30, 2025.

Management Comments

“FCPT continued strong momentum into the second quarter. We acquired over $84 million of properties while keeping steadfast to our strategy of nationally branded, strong brands with sensible rent levels at attractive pricing. We acquired over $344 million of properties over the past 12 months, one of our highest consecutive four quarter periods,” said CEO Bill Lenehan. “We are entering Q3 with significant liquidity and a low leverage profile that positions us to fuel further growth in the second half of the year as opportunities present themselves.”

Rent Collection Update

As of June 30, 2025, the Company has received rent payments representing 99.8% of its portfolio contractual base rent for the quarter ending June 30, 2025.

Financial Results

Rental Revenue and Net Income Attributable to Common Shareholders

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Rental revenue for the second quarter increased 10.7% over the prior year to $64.8 million. Rental revenue consisted of $64.5 million in cash rents and $0.4 million of straight-line and other non-cash rent adjustments.

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Net income attributable to common shareholders was $27.9 million for the second quarter, or $0.28 per diluted share. These results compare to net income attributable to common shareholders of $24.7 million for the same quarter in the prior year, or $0.27 per diluted share.

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Net income attributable to common shareholders was $54.1 million for the six months ended June 30, 2025, or $0.54 per diluted share. These results compare to net income attributed to common shareholders of $48.7 million for the same six-month period in 2024, or $0.53 per diluted share.

Funds from Operations (FFO)

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NAREIT-defined FFO per diluted share for the second quarter was $0.42, a $0.01 per share increase compared to the same quarter in 2024.

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NAREIT-defined FFO per diluted share for the six months ended June 30, 2025 was $0.82, representing flat per share results compared to the same six-month period in 2024.

Adjusted Funds from Operations (AFFO)

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AFFO per diluted share for the second quarter was $0.44, representing a $0.01 per share increase compared to the same quarter in 2024.

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AFFO per diluted share for the six months ended June 30, 2025 was $0.88, representing a $0.02 per share increase compared to the same six-month period in 2024.

General and Administrative (G&A) Expense

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G&A expense for the second quarter was $6.4 million, which included $2.0 million of stock-based compensation. These results compare to G&A expense in the second quarter of 2024 of $6.0 million, including $1.7 million of stock-based compensation.

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Cash G&A expense (after excluding stock-based compensation) for the second quarter was $4.4 million, representing 6.9% of cash rental income for the quarter, compared to $4.3 million of cash G&A in the second quarter of 2024 representing 7.4% of cash rental income.

Dividends

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FCPT declared a dividend of $0.3550 per common share for the second quarter of 2025.

Real Estate Portfolio

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As of June 30, 2025, the Company’s rental portfolio consisted of 1,245 properties located in 48 states. The properties are 99.4% occupied (measured by square feet) under long-term, net leases with a weighted average remaining lease term of approximately 7.2 years.

Acquisitions

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During the second quarter, FCPT acquired 24 properties for a combined purchase price of $84.4 million at an initial weighted average cash yield of 6.7%, on rents in place as of June 30, 2025 and a weighted average remaining lease term of 13.4 years. The properties were 4% quick service restaurants, 28% casual dining and 68% auto service by purchase price.

Dispositions

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During the second quarter, FCPT did not sell any properties.

Liquidity and Capital Markets

Liquidity

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On June 30, 2025, FCPT had approximately $562 million of available liquidity including $6 million of cash and cash equivalents, anticipated net proceeds of approximately $206 million under existing forward sale agreements and $350 million of capacity under revolving credit facility.

Capital Raising

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During the second quarter, the Company sold 841,556 shares of Common Stock via the at-the-market (ATM) program at an average gross price of $28.08 per share for anticipated gross proceeds of $23.6 million.

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Year-to-date through July 29, 2025, FCPT has sold 6,108,008 shares of Common Stock via the ATM at an average gross price of $28.27 per share for anticipated gross proceeds of $172.7 million. As of July 29, 2025, 5,163,790 shares remain to be settled under existing forward sale agreements for anticipated gross proceeds of $146.1 million.

Credit Facility and Unsecured Notes

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On June 30, 2025, FCPT had $1,215 million of outstanding debt, consisting of $590 million of term loans and $625 million of unsecured fixed rate notes and no outstanding revolver balance. FCPT’s leverage, as measured by the ratio of net debt to adjusted EBITDAre, is 5.4x at quarter-end, or 4.5x inclusive of outstanding equity under forward sales agreements as of June 30, 2025.

Conference Call Information

Company management will host a conference call and audio webcast on Wednesday, July 30 at 12:00 p.m. Eastern Time to discuss the results.

Interested parties can listen to the call via the following:

Phone: 1 833 470 1428 (domestic) or 1 404 975 4839 (international), Call Access Code: 528163

Live webcast: https://events.q4inc.com/attendee/542983342

In order to pre-register for the call, investors can visit

https://www.netroadshow.com/events/login?show=c10a9b08&confId=85478

Replay: Available through October 28, 2025 by dialing 1 855 904 1706 (domestic) or 1 470 264 4332 (international), Replay Access Code 350427

About FCPT

FCPT is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance, announced transactions, expectations regarding the making of distributions and the payment of dividends, and the effect of pandemics on the business operations of the Company and the Company’s tenants and their continued ability to pay rent in a timely manner or at all. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and the Company can give no assurance that its expectations or the events described will occur as described. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Notice Regarding Non-GAAP Financial Measures:

In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations section of our website.

Supplemental Materials and Website:

Supplemental materials on the Second Quarter 2025 operating results and other information on the Company are available on the investors relations section of FCPT’s website at investors.fcpt.com.

FCPT

Bill Lenehan, 415-965-8031
CEO
Patrick Wernig, 415-965-8038

CFO

Four Corners Property Trust

Consolidated Statements of Income

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenues:
Rental revenue	$64,814	$58,539	$128,296	$117,112
Restaurant revenue	8,028	7,940	16,022	15,834
Total revenues	72,842	66,479	144,318	132,946
Operating expenses:
General and administrative	6,440	6,004	14,079	12,217
Depreciation and amortization	14,620	13,345	29,049	26,812
Property expenses	3,386	2,836	6,651	5,917
Restaurant expenses	7,361	7,332	14,916	14,896
Total operating expenses	31,807	29,517	64,695	59,842

Interest expense	(13,081)	(12,324)	(25,812)	(24,605)
Other income, net	113	150	505	390
Realized gain on sale, net	-	-	-	-
Income tax expense	(112)	(86)	(175)	(113)
Net income	27,955	24,702	54,141	48,776

Net income attributable to noncontrolling interest	(31)	(30)	(61)	(60)
Net Income Attributable to Common Shareholders	$27,924	$24,672	$54,080	$48,716

Basic net income per share	$0.28	$0.27	$0.54	$0.53
Diluted net income per share	$0.28	$0.27	$0.54	$0.53
Regular dividends declared per share	$0.3550	$0.3450	$1.3900	$0.6900

Weighted-average shares outstanding:
Basic	100,820,074	91,807,764	100,267,510	91,763,619
Diluted	101,168,231	91,994,062	100,631,217	91,976,282

Four Corners Property Trust

Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2025	December 31, 2024
ASSETS	(Unaudited)
Real estate investments:
Land	$1,431,211	$1,360,772
Buildings, equipment and improvements	1,902,906	1,837,872
Total real estate investments	3,334,117	3,198,644
Less: Accumulated depreciation	(795,262)	(775,505)
Total real estate investments, net	2,538,855	2,423,139
Intangible lease assets, net	122,249	123,613
Total real estate investments and intangible lease assets, net	2,661,104	2,546,752
Cash and cash equivalents	5,981	4,081
Straight-line rent adjustment	70,125	68,562
Derivative assets	11,838	20,733
Deferred tax assets	1,517	1,448
Other assets	14,952	11,450
Total Assets	$2,765,517	$2,653,026

LIABILITIES AND EQUITY

Liabilities:
Term loan and revolving credit facility ($590,000 and $520,000 of principal, respectively)	$580,780	$516,250
Senior unsecured notes	621,965	621,639
Dividends payable	36,210	35,358
Rent received in advance	15,581	6,738
Derivative liabilities	5,404	473
Other liabilities	22,635	21,778
Total liabilities	1,282,575	1,202,236

Equity:
Preferred stock, $0.0001 par value per share, 25,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.0001 par value per share, 500,000,000 shares authorized, 102,230,784 and 99,825,119 shares issued and outstanding, respectively	10	10
Additional paid-in capital	1,546,272	1,482,698
Accumulated other comprehensive income	9,786	23,633
Noncontrolling interest	2,142	2,178
Accumulated deficit	(75,268)	(57,729)
Total equity	1,482,942	1,450,790
Total Liabilities and Equity	$2,765,517	$2,653,026

Four Corners Property Trust

FFO and AFFO

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Funds from operations (FFO):
Net income	$27,955	$24,702	$54,141	$48,776
Depreciation and amortization	14,582	13,309	28,974	26,740
Realized gain on sales of real estate	-	-	-	-
FFO (as defined by NAREIT)	$42,537	$38,011	$83,115	$75,516
Straight-line rental revenue	(837)	(1,113)	(1,563)	(2,287)
Deferred income tax benefit (1)	(14)	(20)	(69)	(92)
Stock-based compensation	2,001	1,731	4,761	3,371
Non-cash amortization of deferred financing costs	786	653	1,568	1,291
Non-real estate investment depreciation	38	36	75	72
Other non-cash revenue adjustments	478	497	964	1,052
Adjusted Funds from Operations (AFFO)	$44,989	$39,795	$88,851	$78,923

Weighted average fully diluted shares outstanding (2)	101,282,790	92,108,621	100,745,776	92,090,841

FFO per diluted share	$0.42	$0.41	$0.82	$0.82

AFFO per diluted share	$0.44	$0.43	$0.88	$0.86

(1) Amount represents non-cash deferred income tax benefit recognized at the Kerrow Restaurant Business
(2) Assumes the issuance of common shares for OP units held by non-controlling interest